Exhibit 1

JOINT FILING AGREEMENT

(as required by Item 7 of Schedule 13D)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13D with respect to the securities of the above referenced issuer and any and all amendments thereto and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

Dated: May 13, 2013	YPF Sociedad Anónima

	By:	/s/ Rodrigo Cuesta
Name: Rodrigo Cuesta
Title: Legal Affairs Director

YPF Inversora Energética S.A.

	By:	/s/ Daniel Suárez
Name: Daniel Suárez
Title: President

Gas Argentino S.A.

	By:	/s/ Magdalena González Garaño
Name: Magdalena González Garaño
Title: Secretary of the Board of Directors